Conference Call
Prepared Remarks
Texas Instruments – National Semiconductor

April 4, 2011
4:30 p.m. Central time / 2:30 p.m. Pacific time

Ron Slaymaker,
Vice President and Head of Investor Relations, Texas Instruments

Good afternoon and thank you for joining our conference call to discuss TI’s plan to acquire National.  As you have likely seen, today TI and National announced that we have entered into a definitive agreement for TI to acquire National for $25 per share in cash.

Joining me today is Rich Templeton, TI’s chairman, president and chief executive officer.  Also joining me is Don Macleod, National’s chairman and chief executive officer.  Both have prepared comments.  And joining us for Q&A is TI’s chief financial officer, Kevin March.

We will limit today’s call to 1 hour.  After introductory comments by Rich and Don, we will open the lines for your questions.

For any of you who missed the release, you can find it on TI’s or National’s website.  This call is broadcast live over the web and can be accessed through either company’s website.  A replay will be available through the web.

This call will include forward-looking statements that involve risks and uncertainties that could cause our results to differ materially from management’s current expectations.  We encourage you to review the safe harbor statement contained in the news release published today as well as our most recent SEC filings for a more complete description.

In today’s call, we’ll address topics such as how this acquisition fits into TI’s analog strategy and growth plans.  We’ll also address the financials associated with the transaction, including both Rich’s and Don’s views of how each company’s investors will benefit.

Rich, could you provide us with your perspectives on this acquisition?

Rich Templeton
Chairman, President and CEO, Texas Instruments

Thanks, Ron.

As you are aware, TI’s strategy is to focus on Analog and Embedded Processing to drive growth and returns.  Both are large, and even though we have strong positions in each, our share is still modest.  Clearly, we have significant opportunity to grow.

Our announcement today of the acquisition of National is a key step in our strategy.  Following the close of this transaction, analog will represent almost half of TI’s revenue.  It’s an important milestone in our continuing progress as an aggressive analog competitor.

There are three core reasons why this acquisition is a great outcome for both companies.  First, it makes TI’s analog portfolio even broader, stronger and more attractive to customers.  Second, it gives National the opportunity to grow faster.  In fact, I believe the combination of our two companies can significantly outgrow the analog market.  And third, the numbers work for both companies and our shareholders.  For TI, I expect the return on this acquisition will exceed TI’s cost of capital within a few years and create shareholder value accordingly.

Let me address each of these points in more detail.

Regarding the first point, let me explain how this combination makes TI stronger and will help us serve customers better.  National has 12,000 products in its portfolio.  TI has 30,000.  In any given year, TI introduces about 500 new analog products.  With this acquisition, we add 12,000 parts all at once.  Products that are highly complementary with our own from both an end system and an individual product perspective.  Last quarter, over 45% of National’s revenue came from industrial applications.  Our analog revenue is weighted towards communications and computing applications.  Even within the various categories of analog, there is minimal product overlap.  For example, National has a rich line-up of high-voltage power management products that are well-suited to industrial power applications, while our power management product offerings are more oriented toward portable devices.  National has low-speed, high-resolution data converters, while ours are high-speed, high-resolution.  There are plenty of examples like this but the bottom line is that  the combination of TI and National means we can engage with customers and in applications segments where we have no or minimal engagement today.

National’s highly skilled analog engineering team also will make TI stronger.  Analog engineers are a critical and scarce resource and this will be an important addition to our ability to develop more solutions and drive more innovation for more customers.  National’s design engineers will not only have access to all their current process technologies, but also to TI’s broader process portfolio.

In addition, National brings other capabilities.  They have been investing in a number of new technology areas, such as automotive power management, general LED lighting and front ends for sensors, to name a few, that are now poised for growth.  Also, National has long been an innovator in packaging, and we look forward to bringing these capabilities on board.

Now let me address my second point – why I believe we can grow the combination of our two companies significantly faster than the market.  Although National has a strong product portfolio, we believe its growth potential has yet to be met.  TI today has the world’s largest semiconductor sales force and it will become even more effective with this combination.  Important to my belief that we can significantly accelerate National’s growth is that together our sales force will be 10 times larger than National’s is today.  Getting National’s great products into the hands of our combined 2500-person field sales and applications engineering force will jumpstart its growth, because more products will get to more customers with the acquisition than either company could sell on its own.  My expectation is that we will be able to accelerate revenue growth of National products to the same pace as our own analog revenue.  Considering the gross margins that National has achieved, the benefit to the bottom line for each additional dollar of revenue is substantial.

There is also an opportunity for TI to cross-sell other products, such as microcontrollers and other analog chips, into those National customers where we may not have a significant presence today.

From a manufacturing perspective, National has available capacity that is cost-efficient and offers room for growth.  Also, TI has the ability to bring on more production because of additions made in the last two years.  Together, we have a unique platform from which to produce the products our customers need in order to grow.

And finally, my third point is that the numbers work.  I’ve always said we would not enter into a sizeable acquisition unless it made us a better, stronger supplier to our customers, and the numbers made sense – both near-term and long-term. The financials were a critical consideration for both sides in this transaction.  In our case, I was particularly focused on ensuring that the expected return on our invested capital would exceed our cost of capital within 3-4 years – and I fully expect it will.  This return will be driven primarily by the acceleration of revenue growth from National’s portfolio and the resulting profit contribution.  We have every reason to believe we can generate growth in National’s product line equal to that of TI’s, and because of this growth, we are comfortable with the premium we’re paying.

The purchase price of $25.00 per share, represents a total transaction value of about $6.5B.  We expect to fund this transaction through a combination of cash from our balance sheet and debt.

From a GAAP EPS perspective, this acquisition will be accretive in the first year leaving aside costs of the transaction.  I caution you, though, that EPS accretion is a low hurdle in today’s low interest rate environment with an all-cash transaction.  More important is the opportunity for revenue growth through increased product sales and the return on our invested capital.

The acquisition will be beneficial to our margins, as you would expect from a strong analog portfolio.  In 2010, National’s gross margin compared favorably to TI’s and their operating margin was similar to ours when results are adjusted for items such as restructuring and other nonrecurring events.   We have also identified cost synergies of about $100 million annualized run-rate starting one year from the close, mostly focused in corporate and support functions.

So why now – what makes this the right time to acquire National?  I believe it comes down to three reasons:  a) all three of TI’s analog engines are running well and outpacing the market; b) TI’s sales force has never been better at selling analog; and c) the people of National have begun an intense effort to focus on growth – they are ready to grow.  Add to this the fact that TI and National share similar cultures and strategic intents.  We both see a growing need for analog solutions and are committed to solving customers’ problems. We both value the talent of our employees and place the utmost importance on ethics.  And we’ve each been shaped by 50-plus years of semiconductor heritage – a long and rich history.

I couldn’t be more pleased with this acquisition. There is a great deal of hard work in front of us, and I’m ready to join the people of TI and National to build a business that has the ability to meet the analog semiconductor needs of any electronic system for any customer anywhere in the world.

It’s my pleasure to now turn this over to Don for his perspective.

Don Macleod
Chairman and CEO, National Semiconductor

Thanks, Rich.

I would like to start off by addressing a question you probably all have for me – which is “Why is this a good transaction for National?”

Well, first of all, this transaction provides our shareholders with very compelling value.

You should all know that National was not looking to be acquired – TI approached us, and our Board decided it was appropriate to engage.

We also think that our two companies complement each other very well.
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National has a strong foundation and brand in power management, with industrial customers, and in new energy efficiency application areas, such as LED lighting, solar energy and electric vehicle battery power management.  Our in house manufacturing is industry leading, and we have a strong business model with great margins, and earnings leverage.

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As you’ve heard from Rich, TI has a much larger platform to the marketplace – it enjoys the benefits of scale, especially with its broad portfolio of 30,000 products – and its much larger global sales force.  It also has a much broader engineering base and intellectual property portfolio.  And it also has in house 300MM fab capability coming on line, which will prove valuable down the road.

This transaction, therefore, benefits all key stakeholders.

-	Our customers
o	Have a much larger product portfolio to select from.
o	Our combined sales team will now be 10X the size of National’s standalone sales team.
o	Combined – we have about 100 years of analog experience – we can now cross collaborate – and drive more innovation – for our customers’ benefit.
o	Our companies are complementary in technologies and end markets, and there is minimal overlap.

-	For our employees
o	This provides new avenues for further career development, as we combine – and opens up opportunities in a much larger organization.
o
Our engineers are now provided with a larger selection of circuit design, package, manufacturing process and other technologies.  They will also be able to rely on a much larger sales force – and the customer relationship, to drive revenue growth.

-	And lastly – again, for our shareholders,
o	This provides National shareholders with compelling value now.
o
And – it allows, for TI shareholders, a vehicle to unlock the last piece of our puzzle – which is revenue growth – by combining our business model, with TI’s acknowledged strengths, and its revenue growth track record.

With that, I’ll turn it back to Ron.

Ron Slaymaker

Thanks, Don.

I’ll now ask the operator to open the lines for your questions.

In order to provide as many of you as possible the opportunity to ask a question, please limit yourself to a single question.  I will provide you the opportunity to ask a follow-up question.